Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145668

PROSPECTUS SUPPLEMENT
(To Prospectus and Prospectus Supplement, each dated August 24, 2007)

5,500,000

Leucadia National Corporation

Common Shares

This prospectus supplement relates to the sale by us of 5,500,000 of our common shares, par value $1.00 per share, to the underwriter. Such sale will be made pursuant to the terms of the underwriting agreement between us and the underwriter.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “LUK.” On September 18, 2007, the last reported sales price of our common shares on the NYSE was $47.66 per share. For the quarter ending September 30, 2007 (through September 18, 2007), the reported high sales price per share of our common shares on the NYSE was $48.35 and the reported low sales price was $35.38. As of September 18, 2007, there were 216,780,245 shares of our common shares outstanding.

Concurrent Offering

Concurrent with this offering of common shares, and by a separate prospectus supplement, we are offering $500,000,000 aggregate principal amount of our senior notes due 2015. The completion of the concurrent senior notes offering and the completion of this offering are each conditioned upon the completion of the other.

Investing in our common stock involves a high degree of risk that we describe in the “Risk Factors” section beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$45.50	$250,250,000
Underwriting Discount	$1.50	$8,250,000
Proceeds to Us (before expenses)	$44.00	$242,000,000

We expect that delivery of the common shares will be made through The Depository Trust Company in New York, New York on or about September 25, 2007.

Jefferies & Company

The date of this prospectus supplement is September 20, 2007

USE OF PROCEEDS

We estimate the net proceeds from the offering of the common shares will be approximately $241.8 million. We intend to use the net proceeds from the offering, together with the net proceeds from the concurrent senior notes offering, for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. Except as publicly disclosed, we have no material arrangement, commitment or understanding with respect to any specific acquisitions or investment opportunities. Accordingly, our management will have broad discretion over the use of proceeds from this offering. Pending the specific uses described above, we intend to invest the net proceeds in short-term investment grade obligations.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consideration relating to the purchase, ownership and disposition of the common shares applicable to non-U.S. holders, as defined below. This summary is based on the Internal Revenue Code of 1986, or the Code, and Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold the common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his or her particular tax situation. For example, this summary does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. Such persons should consult with their own tax advisors to determine the U.S. federal tax consequences that may be relevant to them. This discussion does not address the tax treatment of partnerships or persons who hold their interests through partnerships or other pass-through entities. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares. This discussion does not consider the effect of any other applicable U.S. federal tax laws (such as gift and estate tax laws or alternative minimum tax laws) or any state, local, foreign or other tax laws.

When we refer to a non-U.S. holder, we mean a beneficial owner of common shares that for U.S. federal income tax purposes is other than:

•	a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Distributions and Dispositions

Distributions on Common Shares

Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

•	Dividends effectively connected with a trade or business of a non-U.S. holder within the United States generally will not be subject to withholding if the non-U.S. holder provides a properly executed IRS Form W-8ECI or W-8BEN (or other successor form) and otherwise complies with applicable IRS certification requirements and, unless a tax treaty applies and the dividends are not attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder, generally will be subject to U.S. federal income tax on a net income basis at regular rates. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•	The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN (or other successor form) and otherwise satisfy the applicable certification and other requirements. A non-U.S. holder of common shares eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

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Dispositions of Common Shares

Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such holder’s shares of common shares unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and, assuming that our common shares are deemed to be “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of our common shares.

An individual non-U.S. holder described in the first bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset against U.S. source capital losses (even though the individual is not considered a resident of the United States). A non-U.S. holder described in the second bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable treaty). We do not believe we currently are, and we do not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. As of the date of this offering, our common shares will be regularly traded on an established securities market.

Information Reporting and Backup Withholding Information Reporting

We must report annually to the IRS and to each non-U.S. holder the entire amount of any dividend that is paid to such holder. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

The payment of proceeds from the sale of common shares by a broker to a non-U.S. holder is generally not subject to information reporting if the beneficial owner of the common shares certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or the sale of the common shares is effected outside the United States by a foreign office, unless the broker is a U.S. person or U.S. related person as defined in the Code.

Backup Withholding

Dividends paid to a non-U.S. holder of common shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of common shares effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of common shares made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the common shares, including the tax consequences under U.S. federal, state, local, foreign and other tax laws,

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including gift and estate tax laws, alternative minimum tax laws and the possible effects of changes in federal or other tax laws.

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UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in the accompanying prospectus and prospectus supplement dated August 24, 2007, Jefferies & Company, Inc., or the underwriter, has agreed to purchase from us common shares offered hereby.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent. We have agreed to indemnify the underwriter and each of its controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect to those liabilities. The underwriter is obligated under the underwriting agreement to purchase all of the common shares if any of the common shares are purchased.

The common shares will initially be offered at the price indicated on the cover page of this prospectus supplement. After the initial offering of the common shares, the offering price and other selling terms of the common shares may be changed at any time without notice.

The following table shows the underwriting discounts we will pay to the underwriter:

Underwriter’s
Discount

Per share	$1.50
Total	$8,250,000

We estimate that our expenses for this offering and the concurrent senior notes offering, excluding underwriting discounts, will be approximately $400,000.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriter may bid for and purchase common shares in the open market to stabilize the price of the common shares. The underwriter also may overallot the offering, creating a short position, by selling more common shares than we have sold to it and may bid for and purchase common shares in the open market to cover the short position. In addition, the underwriter may bid for and purchase common shares in market-making transactions. These activities may stabilize or maintain the market price of the common shares at levels above that which might otherwise prevail in the open market in the absence of those transactions.

We have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, directly or indirectly, without the prior written consent of the underwriter, dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, except for the issuance of common shares or securities convertible into or exercisable or exchangeable for common shares pursuant to compensatory plans currently in place and upon the exercise of options or conversion, exercise or exchange of securities outstanding on the date of this prospectus supplement.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific amount of common shares for sale to online brokerage account holders.

Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

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Relationships

Jefferies & Company, Inc., or Jefferies, and its affiliates from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to use and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation. We have an equity interest in Jefferies High Yield Holdings, LLC, or JHYH. JHYH owns a registered broker-dealer engaged in the secondary sales and trading of high yield securities and specialized situation securities formerly conducted by Jefferies, including bank debt, post-reorganization equity, equity, equity derivatives, credit default swaps and other financial instruments. JHYH commits capital to the market by making markets in high yield and distressed securities and invests in and provides research coverage on these types of securities. We and Jefferies each have the right to nominate two of a total of our directors to JHYH’s board, and each own 50% of the voting securities of JHYH. Previously, we had an interest in Jefferies Partners Opportunity Fund II, LLC, or JPOF II, a registered broker-dealer managed and controlled by Jefferies. For further information about our equity interest in JPOF II, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; for further information about our equity interest in JHYH, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each incorporated by reference into this prospectus supplement. The underwriter is also acting as underwriter of the concurrent senior notes offering.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common shares offered hereby on behalf of us. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

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PROSPECTUS SUPPLEMENT
(To Prospectus dated August 24, 2007)

5,500,000
Common Shares

Leucadia National Corporation

This prospectus supplement relates to the issuance and sale by us of up to 5,500,000 of our common shares, par value $1.00 per share, from time to time through our sales agent, Jefferies & Company, Inc. These sales, if any, will be made pursuant to the terms of the sales agreement dated August 24, 2007 between us and the sales agent.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “LUK.” Sales of our common shares under this prospectus supplement, if any, may be made in privately negotiated transactions and/or by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made directly on the NYSE, on any other existing trading market for the common shares or to or through a market maker, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. A prospectus supplement setting forth the terms of any sales other than at the market offerings will be provided to the extent required by applicable law. The sales agent will make all agency sales on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. We may not issue and sell any shares as contemplated by this prospectus supplement, and we are not required to have orders or indications of interest to purchase a minimum number of common shares before consummating sales of our common shares hereunder. We may terminate sales of our common shares hereunder at any time. On August 23, 2007, the last reported sales price of our common shares on the NYSE was $43.81 per share. As of August 23, 2007, there were 216,638,665 shares of our common shares outstanding.

The compensation to the sales agent for sales of common shares sold pursuant to the sales agreement will be agreed to between us and the sales agent at the time of sale. In connection with the sale of common shares on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. These documents contain information you should consider when making your investment decision.

Investing in the securities of Leucadia National Corporation involves risks. Please refer to the “Risk Factors” section contained in the documents we incorporate by reference in the accompanying prospectus for a description of the risks you should consider when evaluating such an investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Jefferies & Company

August 24, 2007

Prospectus Supplement

Information About This Prospectus Supplement	S-1
Use of Proceeds	S-2
Price Range of Our Common Shares	S-2
Certain U.S. Federal Income Tax Considerations	S-3
Relationship with Jefferies & Company	S-6
Foreign Selling Restrictions	S-6
Legal Matters	S-7

Prospectus

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INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying prospectus. As allowed by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as the accompanying prospectus. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus supplement and the accompanying prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” in the accompanying prospectus. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying prospectus or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement nor the accompanying prospectus, nor any sale made under this prospectus supplement nor the accompanying prospectus will, under any circumstances, imply that the information in this prospectus supplement or the accompanying prospectus is correct as of any date after the date of this prospectus supplement or the accompanying prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement will supersede the information in this prospectus supplement and the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with other information.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the sales agent has not, authorized anyone to provide you with different or additional information. We are not, and the sales agent is not, making an offer of these securities in any state where the offer is not permitted.

USE OF PROCEEDS

We intend to use the net proceeds, if any, from the offering for general corporate purposes, which may include working capital, acquisitions or other investment opportunities. Except as publicly disclosed, we have no material arrangement, commitment or understanding with respect to any specific acquisitions or investment opportunities. Accordingly, our management will have broad discretion over the use of proceeds from this offering. Pending the specific uses described above, we intend to invest the net proceeds in short-term investment grade obligations.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.” The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common shares on the NYSE.

	High	Low

2007
First Quarter	$30.65	$26.52
Second Quarter	37.22	29.19
Third Quarter (through August 23, 2007)	48.35	35.38

2006
First Quarter	$29.93	$23.26
Second Quarter	32.62	27.67
Third Quarter	29.31	25.07
Fourth Quarter	29.35	25.52

2005
First Quarter	$23.33	$16.20
Second Quarter	20.61	16.46
Third Quarter	22.46	18.90
Fourth Quarter	24.64	20.05

As of August 23, 2007, the last reported sale price of our common shares was $43.81 per share.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consideration relating to the purchase, ownership and disposition of the common shares applicable to non-U.S. holders, as defined below. This summary is based on the Internal Revenue Code of 1986, or the Code, and Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold the common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his or her particular tax situation. For example, this summary does not address tax consequences applicable to non-U.S. holders that may be subject to special tax rules, such as “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens and long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax. Such persons should consult with their own tax advisors to determine the U.S. federal tax consequences that may be relevant to them. This discussion does not address the tax treatment of partnerships or persons who hold their interests through partnerships or other pass-through entities. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common shares. This discussion does not consider the effect of any other applicable U.S. federal tax laws (such as gift and estate tax laws or alternative minimum tax laws) or any state, local, foreign or other tax laws.

When we refer to a non-U.S. holder, we mean a beneficial owner of common shares that for U.S. federal income tax purposes is other than:

•	a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Distributions and Dispositions

Distributions on Common Shares

Generally, dividends paid to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

•	Dividends effectively connected with a trade or business of a non-U.S. holder within the United States or, if a tax treaty applies, dividends effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder, generally will not be subject to withholding if the non-U.S. holder provides a properly executed IRS Form W-8ECI (or other successor form) and otherwise complies with applicable IRS certification requirements and generally will be subject to U.S. federal income tax on a net income basis at regular rates. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•	The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN (or other successor form) and otherwise satisfy the applicable certification and other requirements. A non-U.S. holder of common shares eligible for a reduced rate of U.S. withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service, or the IRS.

Dispositions of Common Shares

Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such holder’s shares of common shares unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States or, if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and is attributable to a U.S. permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and, assuming that our common shares are deemed to be “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of our common shares.

An individual non-U.S. holder described in the first bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset against U.S. source capital losses (even though the individual is not considered a resident of the United States). A non-U.S. holder described in the second bullet point above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates and, if it is a corporation, may be subject to the branch profits tax at a rate equal to 30% (or such lower rate as may be prescribed by an applicable treaty). We do not believe we currently are, and we do not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. As of the date of this offering, our common shares will be regularly traded on an established securities market.

Information Reporting and Backup Withholding Information Reporting

We must report annually to the IRS and to each non-U.S. holder the entire amount of any dividend that is paid to such holder. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

The payment of proceeds from the sale of common shares by a broker to a non-U.S. holder is generally not subject to information reporting if:

•	the beneficial owner of the common shares certifies its non-U.S. status under penalties of perjury, or otherwise establishes an exemption; or the sale of the common shares is effected outside the United States by a foreign office, unless the broker is: a U.S. person or U.S. related person as defined in the Code; or

•	a controlled foreign corporation for U.S. federal income tax purposes.

Backup Withholding

Dividends paid to a non-U.S. holder of common shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. The payment of proceeds from a disposition of common shares effected by a non-U.S. holder outside the United States by or through a foreign office of a broker generally will not be subject to backup withholding. Payment of the proceeds from a disposition by a non-U.S. holder of common shares made by or through the U.S. office of a broker is generally not subject to backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we, our paying agent or the broker has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Potential investors should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the common shares, including the tax consequences under U.S. federal, state, local, foreign and other tax laws, including gift and estate tax laws, alternative minimum tax laws and the possible effects of changes in federal or other tax laws.

RELATIONSHIP WITH JEFFERIES & COMPANY

Jefferies & Company, Inc., or “Jefferies,” and its affiliates from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation. We have an equity interest in Jefferies High Yield Holdings, LLC, or JHYH. JHYH owns a registered broker-dealer engaged in the secondary sales and trading of high yield securities and specialized situation securities formerly conducted by Jefferies, including bank debt, post-reorganization equity, equity, equity derivatives, credit default swaps and other financial instruments. JHYH commits capital to the market by making markets in high yield and distressed securities and invests in and provides research coverage on these types of securities. We and Jefferies each have the right to nominate two of a total of four directors to JHYH’s board, and each own 50% of the voting securities of JHYH. Previously, we had an interest in Jefferies Partners Opportunity Fund II, LLC, or JPOF II, a registered broker-dealer managed and controlled by Jefferies. For further information about our equity interest in JPOF II, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; for further information about our equity interest in JHYH, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, each incorporated by reference into this prospectus supplement.

FOREIGN SELLING RESTRICTIONS

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The sales agent has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the sales agent, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common shares offered hereby on behalf of us. Certain legal matters will be passed upon for the sales agent by Cahill Gordon & Reindel LLP, New York, New York.

PROSPECTUS

Leucadia National Corporation

Common Shares
Preferred Shares
Debt Securities
Convertible Securities
Warrants
Units

We and/or selling securityholders may offer and sell shares of our common shares, par value $1.00 per share, and we may offer and sell shares of our preferred shares, par value $1.00 per share, debt securities, convertible securities, warrants or units from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We and/or certain selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling securityholder. The prospectus supplement will provide the specific terms of the plan of distribution.

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

Investing in our securities involves risks.  Please refer to the “Risk Factors” section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and/or certain selling securityholders may sell, at any time and from time to time, in one or more offerings, our common shares, preferred shares, debt securities, convertible securities, warrants or units as described in this prospectus or any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any accompanying prospectus supplements. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus nor any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in any accompanying prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with any other information.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation, and its direct and indirect subsidiaries.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2007 and June 30, 2007, such as:

•	risks associated with future acquisitions and investments;

•	dependence on key management personnel;

•	a worsening of general economic and market conditions or increases in prevailing interest rate levels or a continued weakening of the U.S. Dollar against the Euro;

•	declines in U.S. commercial and residential real estate markets;

•	increased competition in the international and domestic plastics market and volatility of raw material prices;

•	availability of key raw materials;

•	changes in foreign and domestic laws, regulations and taxes;

•	adverse legal and regulatory developments that may affect our particular businesses;

•	changes in mortgage interest rate levels or changes in consumer lending practices;

•	risks associated with the operation of a new business without a proven track record;

•	ability to obtain, maintain and defend patent protection for our products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others;

•	increased competition in the luxury segment of the premium table wine market;

•	ability to obtain sufficient or cost effective telecommunications termination capacity from high quality carriers to particular destinations;

•	reliance on independent distributors to generate telecommunications revenue;

•	increased competition and adverse changes in pricing environments;

•	increased default rates and decreased value of assets pledged to us;

•	adverse economic, political or environmental developments where we have mining interests (including Spain and Australia) that could delay or preclude the issuance of permits, result in increased development costs or increased financing costs, or any other developments that result in a decrease in mineral prices;

•	changes in the composition of our assets and liabilities through acquisitions and dispositions;

•	weather related conditions and significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms that may affect our operations or investments;

•	ability to insure certain risks economically; and

•	ability to generate sufficient taxable income to fully realize our deferred tax asset.

Accordingly, we caution you against relying on these forward-looking statements, which are applicable only as of the date of this prospectus. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.

OUR COMPANY

We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, property management and services business, gaming entertainment, real estate activities, medical product development, winery operations and residual banking and lending activities that are in run-off. We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including a broker-dealer engaged in the trading of high yield and special situation securities, land based contract oil and gas drilling, real estate activities and development of a copper mine in Spain. We concentrate on return on investment and cash flow to maximize long-term shareholder value. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses. In identifying possible acquisitions, we tend to seek assets and companies that are out of favor or troubled and, as a result, are selling substantially below the values we believe to be present.

Our manufacturing operations are conducted through Idaho Timber, LLC, or Idaho Timber, and Conwed Plastics, LLC, or Conwed Plastics. Idaho Timber primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

Our telecommunications operation is conducted through STi Prepaid, LLC, a seller of international prepaid phone cards and other telecommunication services in the U.S.

Our property management and services business is conducted through ResortQuest International, Inc., a company engaged in offering management services to vacation properties in beach and mountain resort locations in the continental United States and Canada, as well as in real estate brokerage services and other rental and property owner services.

Our gaming entertainment operations are conducted through our controlling interest in Premier Entertainment Biloxi, LLC, or Premier, which is the owner of the Hard Rock Hotel & Casino Biloxi, or Hard Rock Biloxi, located in Biloxi, Mississippi. The Hard Rock Biloxi was severely damaged by Hurricane Katrina and re-opened in June 2007 after an extensive rebuilding effort. In August 2007, Premier and its subsidiary emerged from bankruptcy pursuant to their Chapter 11 reorganization plan.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development and all available for sale.

Our medical product development operation is conducted through our majority-owned, development stage subsidiary, Sangart, Inc., or Sangart. Sangart is developing a product called Hemospan® which is a form of cell-free hemoglobin that is designed for intravenous administration to treat a variety of medical conditions, including use as an alternative to red blood cell transfusions.

Our winery operations consist of Pine Ridge Winery in Napa Valley, California and Archery Summit in the Willamette Valley of Oregon. These wineries primarily produce and sell wines in the luxury segment of the premium table wine market.

Our land based contract oil and gas drilling investment is conducted through our equity interest in Goober Drilling, LLC, or Goober. Based in Stillwater, Oklahoma, Goober provides drilling services to exploration and production companies. In August 2007, we invested an additional $20,000,000 in Goober, increasing our equity interest to 50%.

Our investment in the development of a copper mine consists of our 30% interest in Cobre Las Cruces, S.A., a former subsidiary that holds the exploration and mineral rights to the Las Cruces copper deposit in the Pyrite Belt of Spain. We also hold an 11.6% interest in Inmet Mining Corporation, a Canadian-based global mining company, that produces copper, zinc and gold, that owns the remaining 70% of Cobre Las Cruces.

Our largest equity investment is our 9.93% interest in Fortescue Metals Group Ltd, or Fortescue, a publicly traded company listed on the Australian Stock Exchange. We have invested an aggregate of $452,200,000 in Fortescue’s Pilbara iron ore and infrastructure project in Western Australia, including a $100,000,000 note of

Fortescue’s subsidiary, FMG Chichester Pty Ltd. Interest on the note is calculated as 4% of the revenue, net of government royalties, invoiced from the iron ore produced from that project’s Cloud Break and Christmas Creek areas. The Fortescue shares acquired by us may be sold without restriction. As of August 23, 2007, our investment in Fortescue stock had a market value of $734,000,000.

Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010. Our telephone number is (212) 460-1900. Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement. We will not receive any proceeds from any sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended
	June 30,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002(b)

Ratio of Earnings to Fixed Charges(a)	2.53	x	5.50	x	3.42	x	2.77	x	2.02	x	1.28	x	n/a

Notes:

(a)	For purposes of computing these ratios, earnings represented consolidated pre-tax income from continuing operations before cumulative effect of a change in accounting principles and equity in undistributed earnings or loss of associated companies, plus “fixed charges.” Fixed charges include all interest expense, the portion of net rental expense representative of the interest factor and amortization of debt expense. Fixed charges include amounts related to continuing and discontinued operations.

(b)	For the year ended December 31, 2002 “fixed charges” exceeded earnings by $5,900,000.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock does not purport to be complete and is subject in all respects to applicable New York law and qualified by reference to the provisions of our restated certificate of incorporation, as amended, and our bylaws. Copies of our restated certificate of incorporation and bylaws will be sent to shareholders upon request. See “Where You Can Find More Information.”

Authorized Capital

Our authorized capital stock consists of 600,000,000 common shares, par value $1.00 per share, and 6,000,000 preferred shares, par value $1.00 per share.

Our Common Shares

As of August 23, 2007, there were 216,638,665 shares of our common shares outstanding.

Dividends.  Subject to the rights of the holders of any preferred shares that may be outstanding, holders of our common shares are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends.

Voting.  Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common shares have no cumulative voting rights.

Preemptive Rights, Conversion and Redemption.  Holders of common shares have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common shares.

Liquidation, Dissolution and Winding-up.  In the event of liquidation, dissolution or winding-up of our affairs, holders of our common shares are entitled to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred shares.

Our Preferred Shares

We are authorized by our restated certificate of incorporation to issue up to 6,000,000 shares of preferred stock in one or more series, of which no shares are issued and outstanding. The board of directors has the authority, without any vote or action by our shareholders, to (a) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (b) create new series of preferred stock and (c) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common shares and may have the effect of delaying or preventing a change in control of our company.

Transfer Restrictions on our Common Shares

General.  In order to protect our significant tax loss carryforwards and other tax attributes, our common shares are subject to certain transfer restrictions contained in our restated certificate of incorporation. The transfer restriction imposes restrictions on the transfer of our common shares to designated persons.

Tax Law Limitations.  The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an ‘ownership change,’ as defined in Section 382 of the Code. Generally, an ‘ownership change’ occurs if one or more shareholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

If an ‘ownership change’ were to occur in respect of the company or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by net operating losses (“NOLs”) or other tax attributes existing (or ‘built-in’) prior to such ‘ownership change’ could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of the company, the subsidiary or the subsidiary group that underwent the ‘ownership change’ by (2) the federal long-term tax exempt rate. Because the aggregate value of the company or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and ‘built-in’ losses) were an ‘ownership change’ to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an ‘ownership change,’ the limitation for the ensuing year would be increased by the amount of such excess.

Description of the Transfer Restrictions.  Our restated certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of our common shares or any other securities that would be treated as our ‘stock’ under the applicable tax regulations (which we refer to herein as “Leucadia Stock”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Stock. The transfer restriction also restricts any other attempted transfer of Leucadia Stock that would result in the identification of a new ‘5-percent shareholder’ of our company, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Stock from an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain ‘options,’ which are broadly defined, in respect of the Leucadia Stock.

Acquisitions of Leucadia Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities that are able to acquire our common shares directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of our common shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entities who are not able to acquire our common shares directly from us and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of our common shares from us first requires board approval and in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

Our board of directors has the discretion to approve a transfer of Leucadia Stock that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an ‘ownership change’ that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an ‘ownership change’ may occur.

The transfer restriction will restrict a shareholder’s ability to acquire additional Leucadia Stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of his Leucadia Stock, or any other Leucadia Stock which the shareholder may acquire, may be restricted as a result of the transfer restriction.

Generally, the restriction is imposed only with respect to the number of shares of Leucadia Stock, or options with respect to Leucadia Stock (the “Excess Stock”), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our board of directors.

The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient Leucadia Stock to cause that person or entity to become the owner of 5% of the Leucadia Stock, and prohibits the current 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of Leucadia Stock without obtaining the approval of our board of directors.

Our restated certificate of incorporation further provides that all certificates representing Leucadia Stock bear the following legend: “THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of Leucadia Stock purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Stock may be delayed or refused.

Our restated certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Stock would not be entitled to any rights of shareholders with respect to the Excess Stock, including the right to vote the Excess Stock, or to receive dividends or distributions in liquidation in respect thereof, if any.

If our board of directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by the board of directors. The agent will then sell the Excess Stock in one or more arm’s-length transactions, executed on the New York Stock Exchange, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the Leucadia Stock or have an adverse effect on the value of the Leucadia Stock. If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

The transfer restriction and related provisions contained in our amended and restated bylaws may be deemed to have an ‘anti-takeover’ effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Stock and the ability of persons, entities or groups now owning at least 5% of the Leucadia Stock from acquiring additional Leucadia Stock. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Internal Revenue Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of Leucadia.

We have been advised by our counsel, Weil, Gotshal & Manges LLP, that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

The determination of 5% shareholder status is based upon the outstanding Leucadia Stock, which currently consists of only common shares. Consequently, in determining the existence of a 5% shareholder, a holder’s percentage ownership, taking into account certain rules of attribution, would be calculated with reference to outstanding common shares (increased, for such holder, by the number of common shares deemed to be, but not actually outstanding). Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of common shares. However, because the transfer restriction generally applies (with certain exceptions) to a person or group of persons who owns (including by attribution) at least 5% of all ‘stock’ of Leucadia, a change in capitalization that increases the ‘stock’ of Leucadia likely would result in a reduction in the number of individuals or groups who would be subject to the transfer restriction, while a diminution of ‘stock’ of Leucadia would have the opposite effect.

Holders are advised to carefully monitor their ownership of common shares (and any future securities of Leucadia that may constitute Leucadia Stock for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

Transfer Agent

American Stock Transfer & Trust Company is the transfer agent and registrar for our common shares.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities, convertible securities, warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated by reference into this prospectus.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Olympus Re Holdings, Ltd. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The statement of financial condition, including the condensed schedule of investments, of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2005, and the related statements of earnings, changes in members’ equity, and cash flows for the year then ended, appearing in Leucadia’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of EagleRock Capital Partners (QP), LP and EagleRock Master Fund, LP as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, respectively, appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of ResortQuest Mainland at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in Leucadia National Corporation’s Current Report on Form 8-K/A dated June 15, 2007, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on February 28, 2007, as amended by Amendment No. 1 on Form 10-K/A filed on March 23, 2007;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2007, filed on May 9, 2007, and for the period ended June 30, 2007, filed on August 8, 2007; and

•	our Current Reports on Form 8-K filed on January 18, 2007, January 24, 2007, February 28, 2007, March 6, 2007, March 12, 2007, May 9, 2007, May 18, 2007, June 6, 2007 (as amended by our Current Report on Form 8-K/A filed on June 15, 2007), August 8, 2007, August 15, 2007 and August 23, 2007.

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

5,500,000

Common Shares

Leucadia National Corporation

PROSPECTUS SUPPLEMENT

September 20, 2007

Jefferies & Company